Exhibit 99.1

Mesa Labs Reports Record Third Quarter Revenues and Adjusted Net Income

Lakewood, Colorado, February 2, 2016 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and adjusted net income1 for the third quarter ended December 31, 2015.

Highlights for the current quarter compared to the same quarter last year:

●	Revenues increased 12 percent
●	Operating income increased three percent
●	Non-GAAP adjusted net income[1]increased nine percent
●	Successfully implemented a new Enterprise Resource Planning (“ERP”) system

Revenues for the third quarter increased 12 percent to $19,913,000 as compared to $17,830,000 for the same quarter last year, which established a new record for a third quarter. Operating income for the third quarter increased three percent to $3,832,000 as compared to $3,708,000 for the same quarter last year. Net income for the third quarter decreased two percent to $2,361,000 or $0.63 per diluted share of common stock as compared to $2,403,000 or $0.66 per diluted share of common stock for the same quarter last year. Operating income and net income for the third quarter in the prior year were impacted by an unusual item consisting of $460,000 (before tax) of expenses associated with uncollected sales tax liabilities.

Revenues for the nine months ended December 31, 2015 increased 13 percent to $59,847,000 as compared to $52,770,000 for the same period last year. Operating income for the nine months ended December 31, 2015 decreased 10 percent to $10,480,000 as compared to $11,663,000 for the same period last year. Net income for the nine months ended December 31, 2015 decreased 13 percent to $6,419,000 or $1.72 per diluted share of common stock as compared to $7,344,000 or $2.01 per diluted share of common stock for the same period last year. Operating income and net income for the nine months ended December 31, 2015 were impacted by an unusual item consisting of $1,709,000 expense, before tax, related to a litigation settlement associated with the Amega Acquisition. Operating and net income for the nine months ended December 31, 2014 were impacted by the same third quarter unusual item noted above.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the third quarter increased nine percent to $3,458,000 or $0.92 per diluted share of common stock as compared to $3,175,000 or $0.87 per diluted share of common stock for the same quarter last year. Adjusted net income for the nine months ended December 31, 2015 decreased three percent to $9,286,000 or $2.49 per diluted share of common stock as compared to $9,570,000 or $2.62 per diluted share of common stock for the same period last year. Adjusted net income for the nine months ended December 31, 2015 was impacted by the same unusual item noted above. Adjusted net income for the three and nine months ended December 31, 2014 was impacted by the same unusual item noted above.

“We posted solid financial results for the third quarter of fiscal year 2016, with a 12 percent increase in revenues and a nine percent increase in adjusted net income (“ANI”) as compared to the third quarter last year, driven primarily by the acquisitions we completed during the last 12 months,” said John J. Sullivan, President and Chief Executive Officer. “I am especially pleased with the results, considering that the business was disrupted for several weeks. At the beginning of the quarter we implemented a new ERP system and, due to this, had very little in the way of shipping activity for the first few weeks of the quarter, as all of the new processes associated with the new system were being implemented. Through the hard work and diligence of many individuals in the Company, we were able to get back up to full production relatively rapidly and we made up for most of the delayed shipments from early October. Nevertheless, we did take in more orders than we shipped out during the quarter and our backlog increased significantly. This negatively impacted revenues by approximately $500,000 and ANI by approximately $200,000. We expect to catch up in the next one to two quarters and reduce our backlog to more normal levels.”

“We continued to grow and develop our business during the third quarter,” continued John Sullivan. “In the area of acquisitions, the focus this quarter was on building out our direct sales of biological indicators (“BI”) in Europe. Early in the quarter we purchased six of our European BI distributors, and immediately after the end of the quarter, we purchased two more. These acquisitions will add approximately $1,300,000 annually to revenues and we expect that they will be highly profitable, as the majority of the cost of revenues is already captured in our BI Division. These and previous European BI distributor acquisitions have played a significant role in increasing the gross margin percentage of this Division, and as a result, we have seen an increase in gross margin percentage from 57 percent in fiscal year 2014 to 64 percent year to date in fiscal year 2016. These eight acquisitions essentially complete our strategy to sell BI’s directly to the pharmaceutical and medical device markets in Europe and we are building out our capability in Lyon, France to support this direct channel.

The implementation of our new ERP system was a real highlight of the quarter, as well. The benefits of the new system are already being realized in terms of better efficiency, controls and reporting capability. The fact that our business was interrupted for only the first few weeks following “go live” is a real testament to the preparation and pre-planning on the part of the entire team. ERP implementations can be a real problem for some companies, but we were fortunate to get this behind us with very few issues. While there will be some further ERP implementation costs going forward, as we continue to build out new capabilities, we will spend far less than the $900,000 that was spent on ERP implementation during the first nine months of fiscal year 2016. With the implementation of our ERP system behind us, we are looking forward to closing out fiscal year 2016 with additional growth of revenues and ANI, as our orders momentum appears strong, even in the face of tough economic conditions in parts of the global economy.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Revenues	$19,913	$17,830	$59,847	$52,770
Cost of revenues	7,704	6,778	23,430	20,890
Gross profit	12,209	11,052	36,417	31,880
Operating expenses	8,377	7,344	25,937	20,217
Operating income	3,832	3,708	10,480	11,663
Other (expense) income, net	(381)	5	(710)	(314)
Earnings before income taxes	3,451	3,713	9,770	11,349
Income taxes	1,090	1,310	3,351	4,005
Net income	$2,361	$2,403	$6,419	$7,344

Net income per share (basic)	$0.65	$0.68	$1.79	$2.09
Net income per share (diluted)	0.63	0.66	1.72	2.01

Weighted average common shares outstanding:
Basic	3,614	3,532	3,596	3,513
Diluted	3,755	3,654	3,729	3,649

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2015 (Unaudited)	March 31, 2015
Cash and cash equivalents	$3,272	$2,034
Other current assets	30,975	27,588
Total current assets	34,247	29,622
Property, plant and equipment, net	15,685	9,598
Other assets	105,184	78,100
Total assets	$155,116	$117,320

Liabilities	$74,472	$43,841
Stockholders’ equity	80,644	73,479
Total liabilities and stockholders’ equity	$155,116	$117,320

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Net income	$2,361	$2,403	$6,419	$7,344
Amortization of intangible assets, net of tax	1,097	772	2,867	2,226
Adjusted net income	$3,458	$3,175	$9,286	$9,570

Adjusted net income per share (basic)	$0.96	$0.90	$2.58	$2.72
Adjusted net income per share (diluted)	0.92	0.87	2.49	2.62

Weighted average common shares outstanding:
Basic	3,614	3,532	3,596	3,513
Diluted	3,755	3,654	3,729	3,649

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” "estimate," "intend," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2015, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.